Exhibit 10.9

CONFIDENTIAL
CERTAIN INFORMATION HAS BEEN REDACTED
CONFIDENTIAL TREATMENT REQUESTED

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is dated as of March 31, 2004, between ARE-819/863 MITTEN ROAD, LLC, a Delaware limited liability company (“Landlord”), and VALENTIS, INC., a Delaware corporation  (“Tenant”).

A.            Landlord and Tenant are parties to that certain Lease (as amended, the “863 Mitten Lease”) dated as of December 21, 1993, as amended by that certain First Amendment to Lease dated March 18, 1997 (the “First Amendment”), that certain Second Amendment to Leases dated as of April 10, 2001 (the “Second Amendment”), and that certain Third Amendment to Lease dated as of July 2, 2003 (the “Third Amendment”) wherein Landlord leases to Tenant certain premises (the “Premises”) consisting of so-called Building A and a portion of Building C located at 863 Mitten Road, Burlingame, California, comprising 34,673 rentable square feet, as more particularly described in the 863 Mitten Lease.  Initially capitalized terms not specifically defined herein shall have the meanings set forth in the 863 Mitten Lease.

B.            Landlord and Tenant are also parties to that certain separate Lease, dated as of March 18, 1997 (as amended, the “866 Malcolm Lease”) with respect to certain premises consisting of so-called Building E and Suite 120F of Building F located at 866 Malcolm Road, Burlingame, California, as more particularly described in the 866 Malcolm Lease.

C.            The 863 Mitten Lease and the 866 Malcolm Lease do not terminate on the same date.

D.            Pursuant to Section 5 of the First Amendment, the initial term of the 863 Mitten Lease was extended so that the 863 Mitten Lease will terminate on November 30, 2004.  The 866 Malcolm Lease will terminate on October 31, 2007.

E.             Pursuant to Section 6 of the First Amendment, the Tenant was granted an option which, if exercised by Tenant, would permit Tenant to extend the term of the 863 Mitten Lease so that the 863 Mitten Lease would terminate on the same date as the 866 Malcolm Lease.

F.             Landlord and Tenant have agreed to permit Tenant to extend the 863 Mitten Lease for a period less than the period set forth in Section 6 of the First Amendment.

G.            Landlord and Tenant further desire to amend the 863 Mitten Lease as otherwise set forth in this Fourth Amendment.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree, and amend the 863 Mitten Lease  again as follows:

[*] Confidential information in this Exhibit has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.             Premises.  The definition of “Premises” as set forth in the 863 Mitten Lease is not changed.

2.             Effective Date.  This Fourth Amendment shall become effective as the date of full execution and delivery.

3.             Termination Date/Term:  The term of the 863 Mitten Lease shall be extended continuously for a period of 24 months, commencing on December 1, 2004 (the “Fourth Amendment Commencement Date”) and expiring on November 30, 2006 (the “Amended Termination Date”).  The period between the Fourth Amendment Commencement Date and the Amended Termination Date shall be called the “Extended Term”.

4.             Basic Rent.  The definition of “Basic Rent” as set forth in the 863 Mitten Lease as amended is hereby amended so that during the Extended Term, Tenant shall pay base rent for the Premises as follows:

Period	base rent/sf/mo.		base rent/month
Months 1 – 12	$	[*]	$	[*]
Months 12 – 24	$	[*]	$	[*]

5.             Option to Extend.  Provided that Tenant is not in default of any of the provisions of the 863 Mitten Lease at the time Tenant elects to exercise the option set forth in this Section 5 of this Fourth Amendment, then Tenant may elect to extend the term of the 863 Mitten Lease as set forth in this Section 5 for an additional period (the “Extended Option Term”).  The Extended Option Term shall be a period commencing on the Amended Termination Date (as defined in Section 3 above) and ending on the same date as the 866 Malcolm Lease, as that lease may be extended.  The option to extend the 863 Mitten Lease may be exercised by Tenant by delivering binding written notice to Landlord of Tenant’s clear intent to do so not less than 270 days nor more than 360 days prior to the Amended Termination Date.  If Tenant does not timely deliver notice of its election to exercise the option, then Tenant shall be deemed to have waived the option, and Tenant shall have no further right to extend the 863 Mitten Lease.  If Tenant timely delivers notice of its election to extend the 863 Mitten Lease for the Extended Option Term, the term of the 863 Mitten Lease shall be so extended.  The Extended Option Term shall be subject to all of the terms and conditions of the 863 Mitten Lease, except that Basic Rent shall be payable during the Extended Option Term at the then rate of Market Rent, as defined in the Third Amendment.  This option supercedes the option set forth in Section 6 of the First Amendment (“First Option”), and upon execution and delivery of this Fourth Amendment, the First Option shall terminate.

6.             [*] Equipment.  The parties acknowledge that Tenant has installed various trade fixtures and built-in equipment in that portion of the Premises, which is used as a [*] (the “[*] Equipment”).  Upon the termination or earlier expiration of the 863 Mitten Lease, the [*] Equipment shall be deemed to be the property of Landlord, and Tenant shall surrender the Premises with all of the [*] Equipment.

[*] Confidential information in this Exhibit has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

7.             Surrender of Premises.  Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, free of Hazardous Materials (as defined in the 863 Mitten Lease) brought upon, kept, used, stored, handled, treated, created, developed, produced, generated in, or released or disposed of from the Premises by any person other than Landlord (collectively, “Tenant HazMat Operations”) and released of any license, clearance or other authorization of any kind required to enter, use or restore the Premises issued by any governmental authority having jurisdiction over the use, storage, handling, treatment, creation, development, production, generation, release, disposal, removal or remediation of Hazardous Materials in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”), broom clean, ordinary wear and tear and casualty loss and condemnation excepted.  Tenant hereby covenants to sign as the operator of the facility any “hazardous materials generator” or similar form required by any governmental authority with respect to the use of Hazardous Materials on the Premises during the Term.  Tenant hereby appoints Landlord as its agent in fact for the limited purpose of signing any “hazardous materials generator”, “hazardous waste manifest” or similar form required by any governmental authority in connection with the presence, use or removal of Hazardous Materials; provided that Landlord hereby covenants to exercise its authority as Tenant’s attorney in fact only if Tenant fails or refuses to sign any such form after written request by Landlord.

At least 3 months prior to the Amended Termination Date (as such date may be extended), Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Premises at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”).  The Surrender Plan shall include without limitation all of the items described on Exhibit A attached hereto, and shall be reasonably satisfactory to Landlord.  In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request.  On or before the date of surrender, Tenant shall certify to Landlord that all action set forth in the approved Surrender Plan has been completed.  Landlord shall have the right (but not the obligation), subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the 863 Mitten Lease, free from any residual impact from Tenant HazMat Operations.  Landlord’s approval of any Surrender Plan shall not make Landlord liable in any way for the content or, or the results of any action taken as a result of the Surrender Plan.  Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000.  Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare and submit a Surrender Plan to Landlord, or if Tenant shall fail to complete the work described in the Surrender Plan, or if such Surrender Plan, whether or

[*] Confidential information in this Exhibit has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

not reviewed by Landlord’s environmental consultant, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right, but not the obligation, to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation on cost set forth in the preceding paragraph of this Section 7 of this Fourth Amendment.

8.             Brokers.  Landlord and Tenant each represents to the other that it has not dealt with any broker in connection with this Fourth Amendment.  Each party (the “Indemnifying Party”) hereby agrees to indemnify, defend and hold harmless the other party from any claim for a commission or other compensation from any broker claiming through the Indemnifying Party.

9.             Counterparts.  This Fourth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  Signature pages may be detached from the counterparts and attached to a single copy of this Fourth Amendment to physically form one document.

10.           Reaffirmation of Obligations.  Landlord and Tenant hereby acknowledge and reaffirm all of the terms of the 863 Mitten Lease, as such 863 Mitten Lease has been amended by this Fourth Amendment, and agrees that any reference made in any other document to the 863 Mitten Lease shall mean the 863 Mitten Lease as amended pursuant to this Fourth Amendment.  Except as expressly provided herein, the 863 Mitten Lease remains unmodified and in full force and effect.

11.           Miscellaneous.   The agreements, conditions and provisions herein contained shall apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto.   If any provisions of this Fourth Amendment or the 863 Mitten Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of the 863 Mitten Lease or this Fourth Amendment and all such other provisions shall remain in full force and effect.  If there is any inconsistency between the provisions of this Fourth Amendment and the other provisions of the 863 Mitten Lease, the provisions of this Fourth Amendment shall control with respect to the subject matter of this Fourth Amendment.  This Fourth Amendment shall be construed in accordance with the laws of the state of California.  This Fourth Amendment constitutes a part of the 863 Mitten Lease and is incorporated by this reference.

SIGNATURES APPEAR ON NEXT PAGE

[*] Confidential information in this Exhibit has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fourth Amendment to be duly executed and delivered as of the date first above written.

“Landlord”

ARE-819/863 MITTEN ROAD, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member
	By:	ARE-QRS CORP.,
a Maryland corporation
its general partner
	By:	/s/ Joel S. Marcus
Print Name: Joel S. Marcus
Print Title: President

“Tenant”
VALENTIS, INC.,
a Delaware corporation
By	/s/ Joseph A. Markey
Name: Joseph A. Markey
Title: Director of Finance

[*] Confidential information in this Exhibit has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.